Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2008 (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company adopting the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment, effective January 1, 2006 and the recognition and measurement provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109, effective January 1, 2007) relating to the financial statements and financial statement schedules of AmSurg Corp., and the effectiveness of AmSurg Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2007.
       /s/ DELOITTE & TOUCHE LLP
Nashville, Tennessee
March 28, 2008